               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13D

           Under the Securities Exchange Act of 1934
                        (Amendment No. 5)

                   REGENCY HEALTH SERVICES, INC.
                         (Name of Issuer)

                  Common Stock, par value $0.01
                 (Title of Class of Securities)

                          758934-103
                        (CUSIP Number)

                      David A. Persing
                      885 Third Avenue
                     New York, NY  10022
                       (212) 888-5500
(Name, Address and Telephone Number of Person Authorized to
             Receive Notices & Communications)

                       March 10, 1997
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject
of this Schedule 13D, and is filing this schedule because of
Rule 13d-1(b)(3) or (4), check the following box.             [ ]





















                           SCHEDULE 13D

CUSIP No.   758934-103

1.   NAME OF REPORTING PERSON         Energy Management Corporation

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  [X]

                                                       (b)  [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                         WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION              Colorado
__________________
                  |    7.   SOLE VOTING POWER         1,120,011
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER              --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER    1,120,011
PERSON            |
WITH              |
__________________|   10.   SHARED DISPOSITIVE POWER         --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                      1,120,011

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)            [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     6.7%


14.  TYPE OF REPORTING PERSON                                CO

          *SEE INSTRUCTIONS BEFORE FILLING OUT!






                           SCHEDULE 13D

CUSIP No.   758934-103

1.   NAME OF REPORTING PERSON                 The Durian Trust

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION             New Jersey
__________________
                  |    7.   SOLE VOTING POWER            222,204
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER               --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER       222,204
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER           --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                    222,204

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     1.3%


14.  TYPE OF REPORTING PERSON                               OO

          *SEE INSTRUCTIONS BEFORE FILLING OUT!






                           SCHEDULE 13D

CUSIP No.   758934-103

1.   NAME OF REPORTING PERSON              SEGA ASSOCIATES, L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION               New Jersey

__________________
                  |    7.   SOLE VOTING POWER              45,564
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER               --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER         45,564
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER           --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                           45,564

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                      Less than 1%


14.  TYPE OF REPORTING PERSON                                LP

          *SEE INSTRUCTIONS BEFORE FILLING OUT!






                           SCHEDULE 13D

CUSIP No.   758934-103

1.   NAME OF REPORTING PERSON           Smith Management Company

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                       Delaware
__________________
                  |    7.   SOLE VOTING POWER            2,261,082
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER               --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER       2,261,082
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER           --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                    2,261,082

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     13.5%


14.  TYPE OF REPORTING PERSON                                CO

          *SEE INSTRUCTIONS BEFORE FILLING OUT!






                           SCHEDULE 13D

CUSIP No.   758934-103

1.   NAME OF REPORTING PERSON                Randall D. Smith

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION          United States
__________________
                  |    7.   SOLE VOTING POWER          4,006,520
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER               --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER     4,006,520
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER           --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                  4,006,520

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    23.9%


14.  TYPE OF REPORTING PERSON                                IN

          *SEE INSTRUCTIONS BEFORE FILLING OUT!






                           SCHEDULE 13D

CUSIP No.   758934-103

1.   NAME OF REPORTING PERSON                    John W. Adams

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION           United States
__________________
                  |    7.   SOLE VOTING POWER           81,564
NUMBER OF         |         (including options to acquire 12,000 shares)
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER               --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER      81,564
PERSON            |         (including options to acquire 12,000 shares)
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER           --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                    81,564
                            (including options to acquire 12,000 shares)
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%


14.  TYPE OF REPORTING PERSON                                IN

          *SEE INSTRUCTIONS BEFORE FILLING OUT!






                           SCHEDULE 13D

CUSIP No.   758934-103

1.   NAME OF REPORTING PERSON            PENGO SECURITIES CORP.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION                New York
__________________
                  |    7.   SOLE VOTING POWER            1,286,993
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER               --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER       1,286,993
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER           --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                    1,286,993

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     7.7%


14.  TYPE OF REPORTING PERSON                                CO

          *SEE INSTRUCTIONS BEFORE FILLING OUT!






     This Amendment No. 5 amends the Schedule 13D filed on April14, 1994, as amended by Amendment No. 1 to Schedule 13D filed on April 28, 1994, Amendment No. 2 to Schedule 13D filed on July 20, 1994, Amendment No. 3 to Schedule 13D filed on April 3, 1995 and Amendment No. 4 to Schedule 13D dated October 25, 1995.

     Item 5 is hereby amended and restated as follows:

Item 5.  Interest in Securities of the Issuer.

     Group members actually own and beneficially own the following securities:

                      ACTUAL OWNERSHIP OF COMMON STOCK

Smith Management Company         1,141,071

Randall D. Smith                   236,241(1)

John W. Adams                       36,000

EMC                              1,120,011

SEGA                                45,564

Durian                             222,204

Pengo                            1,286,993
                                 _________

                    TOTAL        4,088,084
                                 =========
_______________________
(1) Includes shares held as custodian or trustee for the benefit of family members.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK

Smith Management Company         2,261,082(1)

Randall D. Smith                 4,006,520(2)

John W. Adams                       81,564(3)

EMC                              1,120,011

SEGA                                45,564

Durian                             222,204

Pengo                            1,286,993

The Group                        4,088,084
_______________________
(1)  Includes EMC.
(2)  Includes Smith Management Company, EMC, Durian and Pengo.
(3)  Includes SEGA.
     Each of the above persons or entities may be regarded as possessing the sole power to vote or direct the vote of or the sole power to dispose or direct the disposition of the indicated shares.

     There have been no transactions by Group members in the Issuer's securities within the last sixty (60) days except for the purchase by Pengo of 478,593 shares in a private transaction on March 10, 1997 at a price of $10.00 per share.











































                            SIGNATURES

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, correct and complete.

                                   SMITH MANAGEMENT COMPANY


Dated:  March 17, 1997              By:  DAVID A. PERSING
                                 ________________________________

                                   Name:  David A. Persing
                                   Title: Senior Vice President

                                   SEGA ASSOCIATES, L.P.


Dated:  March 17, 1997              By:  JOHN W. ADAMS
                                 ________________________________

                                   Name:  John W. Adams
                                   Title: General Partner

                                   ENERGY MANAGEMENT CORPORATION


Dated:  March 17, 1997              By:  DAVID A. PERSING
                                 ________________________________

                                   Name:  David A. Persing
                                   Title: Senior Vice President

                                   THE DURIAN TRUST


Dated:  March 17, 1997              By:  JEFFREY A. SMITH
                                 ________________________________

                                   Name:  Jeffrey A. Smith
                                   Title: Trustee

                                   PENGO SECURITIES CORP.

Dated:  March 17, 1997           By:  DAVID A. PERSING
                                 ________________________________
                                   Name:  David A. Persing
                                   Title: Senior Vice President

                                   RANDALL D. SMITH
Dated:  March 17, 1997            _______________________________
                                   Randall D. Smith

                                   JOHN W. ADAMS
Dated:  March 17, 1997            ________________________________
                                   John W. Adams

                                     11